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                                                                   Exhibit (10)L


                         1988 LONG-TERM INCENTIVE PLAN
                       OF ARMOR ALL PRODUCTS CORPORATION

               (Effective as of April 1, 1988, as amended through
                               December 1, 1994)



1.        Name and Purpose.

     The name of this plan is the Armor All Products Corporation Long-Term Incentive Plan (the "Plan"). Its purpose is to advance and promote the interests of the stockholders of Armor All Products Corporation, a Delaware corporation (the "Company"), by attracting and retaining key officers who strive for excellence, and to motivate those key officers to set and achieve above-average financial objectives by providing competitive compensation for those who contribute most to the operating progress and earning power of the Company, its subsidiaries and affiliates.


2.        Regulations.

     The Board of Directors of the Company shall have the power to adopt eligibility and other rules and regulations (the "Regulations") not inconsistent with the provisions of the Plan for the administration thereof, and to alter, amend or revoke any Regulations so adopted.


3.        Administration of the Plan.

     The Plan shall be administered by a committee (the "Committee") consisting of at least three directors of the Company, to be appointed by the Board of Directors. No member of the Committee shall be eligible to participate in the benefits of the Plan. The Committee shall have full power and authority to interpret, construe and administer the Plan in accordance with the Regulations as delegated by the Board of Directors. All decisions, determinations and interpretations of the Committee shall be final and binding on all Plan participants.


4.        Eligibility.

     Participation in the Plan shall be limited to those full-time, salaried key officers of the Company, its subsidiaries and affiliates who are selected from time to time by the Committee in accordance with the Regulations. Participants in the Plan shall have agreed not to disclose any trade secret data or any other confidential information of the Company acquired by the participant during such participant's employment by the Company or one of its subsidiaries or affiliates, or after the termination of employment or retirement. Participants in the Plan are also eligible to
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participate in any other incentive plan of the Company.  Participation in the
Plan during any incentive period does not entitle a participant to be included as a participant during any subsequent incentive period nor does participation affect any right of the Company, or any subsidiaries or affiliates, to terminate, with or without cause, the participant's employment at any time.


5.        Calculation of Awards.

     The Plan is designed to reward participants with annual benefits which reflect the performance level of the Company over an incentive period. Each incentive period shall be a three (3) year period, with a new incentive period beginning each year. Target awards, expressed as a percentage of each participant's base salary, shall be established at the beginning of each incentive period. At the end of an incentive period, target awards may be adjusted upward or downward based upon the performance level of the Company.

     The Company's performance over an incentive period will be measured by the following formula:

          Profit Before Tax plus Amortization Expense in excess of 25% of Return on Assets Employed

     The award amount actually paid to a participant for an incentive period will range between 0% and 150% of his or her target award. At the beginning of each incentive period, the Compensation Committee will determine the minimum Company performance level which must be achieved in order for a participant to receive an award.

     In no event shall the amount actually paid to a participant pursuant to an award during any incentive period exceed 125% of the participant's base salary as of the beginning of the incentive period.

     Notwithstanding anything in this Plan to the contrary, the period beginning April 1, 1993 and ending March 31, 1996 (the "Special Incentive Period") shall constitute an incentive period for all purposes of this Plan. The target awards for the Special Incentive Period shall be 25% of base salary for the President and CEO of the Company, and 20% of base salary for the Vice Presidents of the Company. The Company's performance over the Special Incentive Period shall be determined according to the same formula set forth above as applicable to other incentive periods. The minimum Company performance levels which must be achieved with respect to the Special Incentive Period shall be those established by the board of directors of the Company at its meeting on December 1, 1994.
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6.        Payment of Awards.

     All awards to participants pursuant to the Plan shall be paid in cash, provided, however, that, at the participant's election, receipt of all or part of an award may be deferred by having the same paid into the Company's Deferred Compensation Administration Plan under the Regulations.

     Notwithstanding anything in this Plan to the contrary, awards to participants pursuant to the Plan with respect to the Special Incentive Period shall be paid 50% in cash, in accordance with the terms of the Plan, and 50% in a Restricted Stock Grant made under the Company's 1988 Restricted Stock Plan. Restrictions on such Grant shall lapse at a rate of one-third (33.33%) on each of the first three anniversaries of the Grant.

     A participant shall have no right to receive payment of any award unless he or she has been in the continuous employ of the Company or one of its subsidiaries or affiliates throughout a given incentive period, except in the case of death, retirement or total disability, as those terms are defined in the McKesson Corporation Retirement and Long-Term Disability Plans. In the event of a participant's death, retirement or total disability prior to the end of a given incentive period, the Committee may, in its sole and absolute discretion, prorate the award which the participant would otherwise have received for such period, according to the fraction of the incentive period during which he or she remained employed.

     In the event of a change in control of the Company or its parent, McKesson Corporation (each of which is referred to herein as "Company"), the Committee shall prorate and pay the award which the participant would otherwise have received for such period, according to the fraction of the incentive period prior to the happening of such event.

     For purposes of this Plan, a Change in Control shall occur if any of the following occurs:

          (a) any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Act")) (other than McKesson Corporation) shall become the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

          (b)    there shall be consummated:

              (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's stock
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                     immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or

             (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company;

          (c) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company; or

          (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors and any new director whose election by the board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

     Provided, however, that none of the foregoing events shall be deemed to be a Change in Control if the event or events shall have been determined by the affirmative vote of at least a majority of the members of the board of directors in office immediately prior to such event or events not to be a Change in Control for purposes of the Plan.


7.        Transferability.

     Awards made pursuant to the Plan are not transferable or assignable by the participant other than by will or the laws of descent and distribution, and payment thereunder during the participant's lifetime shall be made only to the participant or to the guardian or legal representative of a participant. Payments which are due to a deceased participant pursuant to the Plan shall be paid to the person or persons to whom such right to payment shall have been transferred by will or the laws of descent and distribution.


8.        Withholding Taxes.

     Whenever the payment of an award is made, such payment shall be net of an amount sufficient to satisfy federal, state and local withholding tax requirements and authorized deductions.
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9.        Funding.

     No provision of the Plan, or Regulations adopted hereunder, shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or segregate or place any assets in a trust or other entity to which contributions are made.


10.       Amendment and Construction.

     The Plan may be amended or revised by the Board of Directors of the Company by the affirmative vote of a majority of the directors in office. Any amendment to or revision of the Plan made by the Board of Directors may be altered, changed or repealed by the stockholders of the Company.


11.       Effective Date and Termination.

     The Plan shall become effective as of April 1, 1988. No incentive period under the Plan may commence subsequent to March 31, 1998 (the termination date); provided, however, that the Plan may be sooner terminated by resolution of the Board of Directors of the Company by the affirmative vote of a majority of the directors in office. Such termination shall not affect any incentive award which shall have been granted prior to such termination.